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                     January 2, 2024

       Dennis Story
       Chief Financial Officer
       Manhattan Associates, Inc.
       2300 Windy Ridge Parkway, Tenth Floor
       Atlanta, Georgia 30339

                                                        Re: Manhattan
Associates, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-23999

       Dear Dennis Story:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Linda Pinne